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                                                                       Exhibit 8


The Directors                                                      28 June, 2001
Opinion Research Corporation
P.O. Box 183
Princeton
NJ 08542
USA


Dear Sirs

The ORC Employee Share Ownership Plan (the "ESOP")

The discussion set forth in the portion of the Prospectus relating to the ORC Employee Share Ownership Plan, constituting a Notice and Memorandum to employees eligible to participate in the ESOP, under the subheading "What are the tax consequences of my participation in the ESOP?" constitutes, in all material respects, a fair and accurate summary of the tax consequences under applicable tax laws of the United Kingdom, including the United Kingdom taxation of the purchase, ownership, and disposition of shares of stock in Opinion Research Corporation under the terms of the ESOP.

We hereby expressly consent to the inclusion of this opinion as an exhibit to the registration statement.

Yours faithfully


/s/ HLB Kidsons


HLB Kidsons